Filed under Rule 433

File No. 333-253889-01

Final Term Sheet

Arizona Public Service Company

$400,000,000 6.35% Notes due 2032

November 4, 2022

Issuer:	Arizona Public Service Company

Expected Ratings (Moody’s / S&P / Fitch):	A3 (negative) / BBB+ (negative) / A- (negative)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	November 4, 2022

Settlement Date:	November 8, 2022 (T+2)

Security:	6.35% Notes due 2032

Principal Amount:	$400,000,000

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2023

Maturity Date:	December 15, 2032

Interest Rate:	6.35%

Benchmark Treasury:	2.75% due August 15, 2032

Benchmark Treasury Price / Yield:	88-23 / 4.167%

Spread to Benchmark Treasury:	+220 basis points

Yield to Maturity:	6.367%

Public Offering Price:	99.863% per note

Optional Redemption:	Make-whole call at any time prior to September 15, 2032 at Treasury rate plus 35 basis points and, thereafter, at par

CUSIP/ISIN:	040555 DE1 / US040555DE14

Joint Book-Running Managers:	BofA Securities, Inc.
Mizuho Securities USA LLC
Wells Fargo Securities, LLC
PNC Capital Markets LLC

Co-Managers:	Citigroup Global Markets Inc.
KeyBanc Capital Markets Inc.
Scotia Capital (USA) Inc.
Academy Securities, Inc.

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com, Mizuho Securities USA LLC toll-free at (866) 271-7403 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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